Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Organization
Cogdell Spencer LP	Delaware
Cogdell Spencer TRS Holdings, LLC	Delaware
CS Business Trust II	Maryland
Erdman Company	Wisconsin
MEA Holdings, Inc.	Wisconsin